Exhibit 14.1

Organizational Functional Area:

Executive

Policy For:

Conflict of Interest/

Code of Ethics

Board Approved:

April 20, 2005

Last Revision Date:

None

Department/Individual Responsible

for Maintaining/Updating Policy:

Chief Financial Officer

Conflict of Interest/Code of Ethics

STATEMENT OF DEFINITION

The board of directors acknowledges the risk that conflicts of interest may arise in obtaining persons involved in the business and civic community to act as directors, senior officers, and employees of the bank.  Because of such persons' worth in attracting and maintaining business relationships, the board feels it prudent to adopt a conflict of interest policy.

THE PURPOSE

In recognizing that excessive activities and gratuities and access to information may lead to conflicts of interest for employees, directors, and principal shareholders, the bank has developed this policy to recognize such positions and to prevent a loss of objectivity by requiring appropriate and trustworthy conduct.

GENERAL OBJECTIVES OF CONFLICT OF INTEREST POLICY

The general objective of this policy is to require immediate disclosure of any potential conflict of interest and to prevent such a situation from arising.  Adherence to this policy should prevent the development of improper relationships between financial institution directors, officers, employees, and the customers they serve.

SPECIFIC GOALS

The specific goals of this policy are to:

A.

Establish a monetary limit on nominal gifts and gratuities.

B.

Describe situations in which possible conflicts of interest may occur and to require proper conduct of all employees and directors.

C.

Require reporting of conflicts to superiors and written disclosures of business interests.

Code of Ethics-1

POLICY ELEMENTS

Authority

The board of directors is ultimately responsible for establishing specific policies to address potential conflicts of interest for directors, senior officers, and employees of Pan American Bank.  The authority to implement policy and related procedures has been assigned to the president.

Any action taken regarding inappropriate insider activities or a breach of the bank’s code of ethics will ultimately be reviewed and acted upon by the entire board of directors, after considering the facts, the seriousness of the conduct, and any potential breach of trust.

Risk Management

In addressing conflicts of interest, the board of directors and senior management must be aware of the potential risks that arise from insider abuse and subsequent market reaction.  In establishing a Conflict of Interest/Code of Ethics Policy, the board has evaluated various related risks; these risks, and their related management techniques, include:

•

Compliance Risk.  Maintaining legal compliance with various appropriate regulations as well as compliance with the organization's Code of Ethics.

•

Reputation Risk.  Developing and retaining marketplace confidence in handling customers' financial transactions in an appropriate manner as well as protecting the safety and soundness of client business and the institution.

Definitions

For the purposes of this policy, the following definitions apply:

•

Officer or Employee.  A part-time or full-time salaried officer or employee of PanAmerican Bank.

•

Gift.  May include cash or property, special discounts, price concessions, special personal items, special personal entertainment (other than of a normal social nature), special personal services, gratuitous personal services, personal favors, or special dispensations of any kind that could be attributed to the recipient's position or responsibilities with PanAmerican Bank.

•

Immediate Family.  Spouse, minor child, and/or other dependent of the officer, employee, or director.

For definitions of company, control of a company or bank, and principal shareholder and/or related interest, refer to 12 CFR 215, Regulation O.

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Policy Statement

Due to the increased number of financial institution failures resulting from self-dealing, fraud, and misconduct of directors, management, and employees, the board of directors of PanAmerican Bank intends to hold its employees and directors to this strict code of ethics and to require reporting of conflicts of interest.  Individuals associated with this bank have a primary responsibility to uphold the standards of this bank.

Failure to comply with all policies herein described may result in the termination of employment.

All employees and representatives of PanAmerican Bank are required to act in a responsible and respectable manner and to remain free of influences that may result in the loss of objectivity regarding business conducted with PanAmerican customers or with Pan American itself.  Each employee must disclose and avoid any interests or activities involving another organization or individual that may result in a conflict of interest between Pan American Bank and that organization or individual.

While this policy does not intend to interfere with the personal lives of employees and representatives, it requires those persons to recognize situations where conflicts of interest may arise and to avoid them when possible.  If these situations cannot be avoided, they must be reported immediately to a direct superior.  Subsequently, the employee or representative should remove himself or herself from any compromising situations, whether it involves advising the other person or entity or approving or voting on extensions of credit.

Confidential Information

All employees and directors must acknowledge that all information concerning bank, customer, depositor, and director information is considered confidential and is to be used for bank purposes only.  The use of such information for personal, familial, or other gain is unethical and illegal under securities rulings and the National Bank Act.  Information regarding any business conducted cannot be disclosed to outside individuals (unless authorized by the bank or its customer, etc.) and may not be used for personal gain.

Use of confidential information for other than PanAmerican’s business purposes may result in disclosure of insider information.  Insider information is defined as information of a material nature to affect the price of stock involved.  Insider information may not be used to purchase, trade, or solicit securities until that information is available to the general public.

The use of confidential information received by either the investment or loan divisions may not be provided to any other department. Any transfers of information regarding customer accounts must be strictly information that has been approved by the customer.

In addition, all published information (both for internal and external use), developed programs, equipment, etc. are the property of PanAmerican Bank and are reserved for use by employees of PanAmerican Bank in the conduct of their duties. Use of these materials for any other purpose may constitute copyright infringement and theft.

3400 Coral Way Miami, Fl 33145 Phone (305) 421- 6800 - Fax (305) 442-0642

Investment in Stock

The employees of PanAmerican Bank are encouraged to purchase and hold stock of Pan American Bank for long-term investment. While PanAmerican may not delve into the personal lives of its employees, employment in a bank requires prudent and proper conduct in investment and other situations.  Speculation or trading in the stock of the bank is prohibited, as is the purchase or sale based on insider information, as discussed previously.

Gifts and Entertainment

Employees of Pan American Bank are not to solicit gifts from prospective or current customers, associates, or any other individual or business.  Any gifts received shall be of nominal value.  Nominal value is considered to be anything below $100.

Employees of PanAmerican Bank are expected to participate in entertainment and amenities of reasonable cost to facilitate business.  Payment by anyone other than the bank of excessive costs or travel not customary or within acceptable business practice must not be accepted.  Any questionable circumstances must be reported to your immediate supervisor.

Tickets for sporting, cultural, or other events purchased by the bank are to be used in entertaining potential or actual customers, vendors, or others for business purposes only.  If it is determined three or four days before the event that the tickets will not be used, an officer may offer them to someone else at his or her discretion.

External Involvement

While PanAmerican Bank encourages its employees to be involved in outside activities, including charitable and political functions, federal law prohibits PanAmerican Bank from making political contributions.  At no time will employees solicit other employees for political contributions or coerce others into contributing to any organization.  Conduct must not give the perception that benefit to PanAmerican Bank or connections are sought or desired.

Additionally, offers of directorship to any outside organization that has or desires a business relationship with PanAmerican Bank, or to any institution within the financial industry, must be reported to the president prior to acceptance.

Capitalizing on opportunities for personal gain or compensation outside of that provided by PanAmerican Bank for the performance of services for PanAmerican is strictly prohibited.  Employment outside and in addition to employment at PanAmerican must be reported to the human resources department and must be approved by the executive in charge of the business unit prior to acceptance.

Consultation

Refer any questions regarding proper code of conduct to an immediate supervisor, human resources or the executive in charge of the business unit.  Actions or acceptance of gifts that are not specifically mentioned above must be reviewed as to intent and purpose.  Employees should ask themselves: "If a situation were to be made public, would my conduct be embarrassing or come into question?"

3400 Coral Way Miami, Fl 33145 Phone (305) 421- 6800 - Fax (305) 442-0642

Conduct of Insiders

12 CFR § 215, or federal Regulation O, defines "insiders" as directors, executive officers, and principal shareholders.  These people must take care that their conduct does not violate rules relating to self-dealing and personal gains.  At no time are members of this group allowed to take advantage of their position in the bank for personal profit or influence over credit and other decisions with regard to their business or personal interests.

Directors and officers are prohibited from being involved in the loan approval process of insiders who may benefit directly or indirectly from the decision to grant credit.  This prohibition extends to professional relationships with any company or firm receiving remuneration as a result of the decision to grant credit.

Decisions regarding the sale or purchase of bank assets and services must be made in the best interests of the bank, with no influence on insiders resulting from gifts, entertainment, or gratuities.  All conduct of such business must be at "arm's length."

Disclosures

Employees and officers of PanAmerican Bank must make annual disclosures of any relationships, receipt of gifts, compensation, or other situations leading to possible conflicts in the following manner:

Employees:

Report to immediate supervisor

Officers:

Report to Chief Financial Officer or President

Chief Financial Officer,

President, and all directors:

Report to the Audit & Compliance Committee of the Board of Directors

Directors, principal shareholders, and executive officers must make annual disclosures to the entire board of any actual and potential conflicts of interest and any potential conflicts of their related interests.

Employee Accounts

All employees are encouraged to maintain their bank accounts at PanAmerican Bank to allow PanAmerican to provide service and direct deposit of payroll checks.  However, under no circumstances will PanAmerican pay a rate of interest in excess of the rate available to all customers.

All applicable fees, including overdraft charges, will be assessed on all accounts of directors, principal shareholders, and executive officers and employees.  At no time will overdraft fees be waived.

Client Relationships

The highest degree of honesty and responsibility must be maintained in all relationships with client of the bank. Commitments made to clients must be fulfilled on a timely basis and changes should be communicated to clients on a timely basis. Personal benefit should not be obtained

3400 Coral Way Miami, Fl 33145 Phone (305) 421- 6800 - Fax (305) 442-0642

from clients resulting from work conducted at the bank. Complete information should be provided to clients when recommending products or services to enable the client to make an informed decision.

Client information is to be treated as confidential and client privacy is to be protected.

Client complaints are to be treated seriously and respectfully. Every effort should be made to resolve client complaints quickly and in a manner that affords the client respect. If a staff member is unable to resolve a client complaint, the matter should be referred to a supervisor.

Consequences of Noncompliance

As previously stated, failure to comply with this policy may result in the termination of employment.  The action taken will be commensurate with the seriousness of the conduct and an evaluation of the situation.

All violations of this policy will be brought to the attention of the board of directors.  Termination of employment may be determined by an officer who is the direct or indirect supervisor of the employee concerned.

Procedures

Management is responsible for developing and implementing procedures to ensure proper disclosure as required by this policy.  Management is also responsible for maintaining documentation of compliance with this policy.

3400 Coral Way Miami, Fl 33145 Phone (305) 421- 6800 - Fax (305) 442-0642